EXHIBIT 10.2

                            EMPLOYMENT AGREEMENT

     This Employment Agreement is entered into as of January 1, 1999 by and among AMC ENTERTAINMENT INC., a Delaware corporation ("AMCE"), AMERICAN MULTI-CINEMA, INC., a Missouri corporation ("AMC" and, collectively with AMCE, the "Company"), and PHILIP M. SINGLETON ("Employee"). In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

   1.Position and Duties. During the Term (as defined in Section 2) of his employment by the Company under this Agreement, Employee shall devote his full time and attention to the business of the Company as President and Chief Operating Officer of AMC as directed by any Co-Chairman of the Board of AMCE or the Board of Directors of AMC. Notwithstanding the foregoing, Employee shall be permitted, to the extent that such activities do not substantially interfere with the performance by Employee of his duties and responsibilities under this Agreement, (i) to manage Employee's personal financial and legal affairs and (ii) to serve on corporate, civic or charitable boards or committees.

   2.Term. The term of this Agreement shall commence as of January 1, 1999 and shall terminate on December 31, 2001 or sooner as provided in Section 6 below (such period, as it may be extended, the "Term"). On each January 1 hereafter, commencing in 2000, one year shall be added to the Term of Employee's employment with the Company under this Agreement, so that as of each January 1 the Term of Employee's employment hereunder shall be three (3) years.

   3.Compensation.

      (a)Base Salary. During the Term of his employment by the Company under this Agreement, Employee shall receive an annual salary of $375,000.00 ("Base Salary") (less withholding for applicable taxes), payable in accordance with the Company's payroll procedures for its salaried employees, subject to such increases as may be approved by the Compensation Committee of AMC's Board of Directors.

      (b)Bonus. In addition to Base Salary, Employee shall be eligible to receive an annual bonus (the "Bonus") as determined from time to time in the sole discretion of the Compensation Committee of AMC's Board of Directors based on the Company's applicable incentive compensation program, as such may exist from time to time.

      (c)Benefits. During the Term of Employee's employment by the Company under this Agreement, Employee also shall be eligible for the benefits offered by the Company from time to time to the Company's other executive officers (such as group insurance, pension plans, thrift plans, stock purchase plans and the like). Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs it may adopt from time to time.

      (d)Automobile. During the Term of Employee's employment by the Company under this Agreement, the Company shall provide Employee with a Company owned or leased automobile or an equivalent automobile allowance.

   4.Expense Reimbursements. During the Term of Employee's employment by the Company under this Agreement, the Company shall reimburse Employee for business travel and entertainment expenses reasonably incurred by Employee on behalf of the Company in accordance with the Company's procedures, as such may exist from time to time.

   5.Termination. Employee's employment by the Company under this Agreement shall be terminated upon the earliest to occur of the following events:

      (a)Resignation. Employee's resignation, retirement or other voluntary departure.

      (b)Death.  The death of Employee.

      (c)Disability. If, as a result of Employee's incapacity due to physical or mental illness, (i) Employee shall not have been regularly performing his duties and obligations hereunder for a period of one hundred twenty (120) consecutive days (a "Disability"), (ii) the Company has given Employee the written Notice of Termination pursuant to Section 6(a) hereof, and (iii) within thirty (30) days after the Company gives Employee such written Notice of Termination (which may occur before or after the end of such 120 day period), Employee shall not have returned to the performance of his duties and obligations hereunder on a regular basis.

      (d)Cause. Employee is terminated for Cause. For purposes of this Agreement, "Cause" is defined as (i) the willful and continued failure by Employee to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging by Employee in misconduct which is materially and demonstrably injurious to the Company. For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be considered "willful" unless such act was committed, or such failure to act occurred, in bad faith and without reasonable belief that Employee's act or failure to act was in the best interests of the Company.

      (e)Without Cause. The employment of Employee by the Company under this Agreement may be terminated without Cause with severance at any time by any Co-Chairman of the Board of AMCE or the Board of Directors of AMC in such officer's/its sole discretion.

      (f)The Company's Material Breach. Employee terminates his employment by the Company hereunder for a Material Breach of this Agreement by the Company. For purposes of this Agreement, a "Material Breach" by the Company shall be deemed to occur upon (i) a failure by the Company to comply with any material provisions of this Agreement which has not been cured within thirty
(30) days after written notice of such noncompliance has been given to the Company by Employee, or (ii) any purported termination of Employee which is not effected pursuant to a Notice of Termination, as defined in Sections 6 and 11 below (and for purposes of this Agreement no such purported termination shall be effective). Employee must notify the Company in writing within thirty (30) days of becoming aware of the occurrence of a Material Breach in order to receive the payments described in Section 7(c) below.

      (g)Change of Control. Employee terminates his employment by the Company hereunder in the event of a Change of Control. Employee must not be the Person or part of the Group (or an Affiliate of such Person or Group) which effected the Change in Control, and must notify the Company in writing of such termination within sixty (60) days after the occurrence of a Change of Control, in order to receive the payments described in Section 7(c) below.

     For purposes of this Agreement a "Change of Control" of the Company means the occurrence of either of the following events during the Term: (a) any Person (other than a Permitted Holder) or any Persons (other than an Permitted Holders) acting together that would constitute a Group, together with any Affiliates thereof (other than any Permitted Holders), shall obtain beneficial ownership of at least 50% of the aggregate voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors (the determination of aggregate voting power to recognize that the Company's Class B Stock currently has ten votes per share and the Company's Common Stock currently has one vote per share), or (b) any Person (other than a Permitted Holder) or Group (other than any Permitted Holders), together with any Affiliates thereof (other than any Permitted Holders), shall succeed in having a sufficient number of its nominees (who are not management nominees) elected to the Board of Directors of the Company such that such nominees, when added to any existing director(s) remaining on the Board of Directors of the Company after such election who is an Affiliate (other than a Permitted Holder) of such Group, will constitute a majority of the Board of Directors of the Company. Unless otherwise specifically defined in this Section 5(g), all terms used in this Section 5(g) shall have the meaning used in Section 13(d) of the Securities Exchange Act of 1934 and regulations promulgated thereunder (or any successor provisions to such law or regulations).

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, ten percent or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of this Agreement.

     "Permitted Holder" means (i) Stanley H. Durwood, his spouse (collectively, the "Durwood Family") and any Affiliate of any member of the Durwood Family (other than any lineal descendant of Stanley H. Durwood), (ii) Stanley H. Durwood's estate, (iii) the 1992 Durwood, Inc. Voting Trust dated December 12, 1992 and any successor voting trust, and (iv) any Subsidiary, any employee benefit plan, stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or lien on any securities of the Company held by any Person listed in this clause (iv), then such securities shall no longer be deemed to be held by a Permitted Holder.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Subsidiary" means (i) any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by the Company and (ii) any partnership, limited liability company, association, joint venture or other entity in which the Company, directly or indirectly, has more than a 50% equity interest.

   6.Termination Procedure.

      (a)Notice of Termination. Any termination of Employee by the Company or by Employee (other than termination pursuant to Section 5(a) or (b) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee under the provisions so indicated.

      (b)Date of Termination. "Date of Termination" shall mean (i) if Employee's employment is terminated by Employee's resignation, retirement or other voluntary departure, the date of such event, (ii) if Employee's employment by the Company is terminated by his death, the date of death, (iii) if Employee's employment by the Company is terminated pursuant to Section 5(c) hereof, thirty (30) days after Notice of Termination is given (provided that Employee shall not have again become available for service to the Company on a regular basis during such thirty (30) day period), (iv) if Employee's employment by the Company is terminated for Cause, the date specified in the Notice of Termination, and (v) if Employee's employment by the Company is terminated for any other reason, the date on which a Notice of Termination is given.

   7.Compensation During Disability or Upon Termination.

      (a)Disability. During any period that Employee fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (a "disability period"), Employee shall continue to receive his Base Salary at the rate then in effect for such period until his employment by the Company is terminated pursuant to Section 5(c) hereof, provided that payments so made to Employee during the first 180 days of any such disability period shall be reduced by the sum of the amounts, if any, paid to Employee at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.
Employee shall also receive a pro rata portion of the Bonus described in
Section 3(b) pursuant to the Company's applicable incentive compensation program (the amount of such pro rated Bonus to be determined as though the target level was attained, multiplied by a fraction, the numerator of which is the number of completed months in the then current Bonus program year and the denominator of which is 12), as such may exist from time to time.
Employee shall also receive the compensation payments described in Section 7(c)(iii) below.

      (b)Termination for Cause, Death or Employee Resignation. If Employee's employment by the Company is terminated for Cause, by Employee's death or by Employee's resignation, retirement or other voluntary departure, the Company shall pay Employee his accrued but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to Employee under this Agreement. If Employee's employment by the Company is terminated by Employee's death, Employee shall also receive (i) a pro rata portion of the Bonus described in Section 3(b) pursuant to the Company's applicable incentive compensation program (the amount of such pro rated Bonus to be determined as though the target level was attained, multiplied by a fraction, the numerator of which is the number of months in the current Bonus program year and the denominator of which is 12), as such may exist from time to time, and (ii) the compensation payments described in Section 7(c)(iii) below.

      (c)Termination without Cause or by Employee for Material Breach or Change of Control. If Employee's employment by the Company is terminated without Cause or by Employee following a Material Breach by the Company or Change of Control, Employee shall be entitled to receive the compensation payments described in (i), (ii) and (iii) below; provided, that Employee also must have timely notified the Company as provided in Sections 5(f) and (g), as applicable, in order to receive such payments. All amounts under this
Section 7(c) shall be reduced by withholding for applicable taxes, if any.

      (i)A lump-sum cash payment equal to the lesser of Employee's Base Amount (as defined below) multiplied by 2.99 or 150% of Employee's current Base Salary multiplied by 3. "Base Amount" means Employee's average annual earnings reported on Form W-2 for Employee's last five tax years.

      (ii)A lump-sum cash payment equal to the difference between (A) the value of all vested and unvested stock options granted by AMCE to Employee which have an exercise price per share less than the closing price per share of AMCE's Common Stock as reported on the American Stock Exchange or other stock exchange or automated quotation system (the "Closing Price") on the Date of Termination and (B) the exercise price of such options. For purposes of determining the option value, AMCE's stock price as described above as of the Date of Termination will be used. Upon such payment by the Company to Employee, all such options will be cancelled.

      (iii)If Employee's note dated September 14, 1998 payable to
AMCE in the original principal amount of $3,765,000, the proceeds of which were used by Employee to purchase shares of AMCE's Common Stock (the "Note"), is outstanding on the Date of Termination, then one of the following provisions shall apply:

            (A)Stock Redemption and Note Forgiveness. If AMCE is so permitted under the Delaware General Corporation Law and the terms of any of its applicable loan agreements, debt covenants or other agreements, AMCE shall redeem all of the 250,000 shares of AMCE's Common Stock purchased by Employee with the proceeds of the Note which Employee owns on the Date of Termination, at a redemption price per share equal to the Closing Price per share on the Date of Termination, and the aggregate redemption price shall be applied by AMCE towards payment of the Note. If the aggregate redemption price is greater than the amount of unpaid principal and accrued interest on the Note, AMCE shall pay an amount equal to such excess to Employee. If the aggregate unpaid principal and accrued interest on the Note exceeds the redemption price, then AMCE shall forgive a portion of such excess amount, determined as follows: multiply
          (1) the difference (expressed as a positive number) between (x) an amount equal to the Closing Price per share on the Date of Termination multiplied by 250,000 and (y) the amount of outstanding principal and accrued interest on the Note on the Date of Termination, by (2) a ratio, the numerator of which is the number of shares of AMCE's Common Stock redeemed by AMCE pursuant to this paragraph and the denominator of which is 250,000. AMCE shall also pay to Employee an amount equal to the federal, state and city income taxes and excise taxes, if any, required to be paid by Employee based upon the forgiveness of such portion of the Note; or

            (B)Note Forgiveness If Stock Redemption Not Permitted.  If
          AMCE is not permitted under the terms of the Delaware General Corporation Law or any of its loan agreements, debt covenants or other agreements to redeem all of the 250,000 shares of AMCE's Common Stock purchased by Employee with the proceeds of the Note which Employee owns on the Date of Termination, and if the amount of unpaid principal and accrued interest on the Note on the Date of Termination exceeds the value of such shares (determined by the Closing Price per share on the Date of Termination), then AMCE shall forgive a portion of such excess amount, determined as follows: multiply (1) the difference (expressed as a positive number) between
          (x) an amount equal to the Closing Price per share on the Date of Termination multiplied by 250,000 and (y) the amount of outstanding principal and accrued interest on the Note on the Date of Termination, by (2) a ratio, the numerator of which is the number of shares of AMCE's Common Stock purchased by Employee with the proceeds of the Note which Employee owns on the Date of Termination and the denominator of which is 250,000. AMCE shall also pay to Employee an amount equal to the federal, state and city income taxes and excise taxes, if any, required to be paid by Employee based upon the forgiveness of such portion of the Note.

   8.Confidentiality. Employee acknowledges that he knows and in the future will know information relating to the Company and its affiliated companies and their respective operations that is confidential or a trade secret. Such information includes information, whether obtained in writing, in conversation or otherwise, concerning corporate strategy, intent and plans, business operations, pricing, costs, budgets, equipment, the status, scope and term of pending acquisitions, negotiations and transactions, the terms of existing or proposed business arrangements, contracts and obligations, and corporate and financial reports. Such confidential or trade secret information shall not, however, include information in the public domain unless Employee has, without authority, made it public.

     Employee shall (a) not disclose such information to anyone except in confidence and as is necessary to the performance of his duties for the Company; (b) keep such information confidential; (c) take appropriate precautions to maintain the confidentiality of such information; and (d) not use such information for personal benefit or the benefit of any competitor or any other person.

     Upon termination of his employment by the Company under this Agreement, Employee shall return all materials in his possession or under his control that were prepared by or relate to the Company or its affiliates, including, but not limited to, materials containing confidential information, files, memorandums, price lists, reports, budgets and handbooks.

     Employee's obligation under this Section 8 shall survive the termination of Employee's employment by the Company under this Agreement.

   9.Equitable Remedies. The parties acknowledge that irreparable damage will result to the Company from any violation of Section 8 above by Employee. The parties expressly agree that, in addition to any and all remedies available to the Company for any such violation, the Company shall have the remedy of restraining order and injunction and any such equitable relief as may be declared or issued by a court to enforce the provisions of Section 8 above and Employee agrees not to claim in any such equitable proceeding that a remedy at law is available to the Company. Notwithstanding anything contained herein to the contrary and if, and only if, any provision of the type contained in
Section 8 above, as the case may be, is enforceable in the jurisdiction in question, if any one or more of the provisions contained in such Section shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law in such jurisdiction as it shall then appear.

  10.Successors: Binding Agreement.

      (a)Company Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

      (b)Employee's Successors. This Agreement and all rights hereunder shall be binding upon, inure to the benefit of and be enforceable by Employee's personal or legal representatives, heirs, successors and permitted assigns.

  11.Notices. All notices, requests, demand or other communications under this Agreement shall be in writing addressed as follows:

      (a)If to the Company, to:

     Raymond F. Beagle, Jr.
     Lathrop & Gage L.C.
     2345 Grand Boulevard
     Kansas City, Missouri 64108


      (b)If to Employee, to:

     Philip M. Singleton
     11713 High Drive
     Leawood, Kansas 66211


     Any such notice, request, demand or other communication shall be effective as of the date of actual delivery thereof. Either party may change such notice address by written notice as provided herein.

  12.Total Compensation. The compensation to be paid to Employee under this Agreement shall be in full payment for all services rendered by Employee in any capacity to the Company or any affiliate of the Company.

  13.Additional Potential Compensation. Nothing in this Agreement shall prohibit the Company from awarding additional compensation to Employee if it is determined that such compensation is warranted based on Employee's performance.

  14.Other Provisions. This Agreement shall be governed by the laws of the State of Missouri. This Agreement represents the entire agreement of the parties hereto and shall not be amended except by a written agreement signed by all the parties hereto. This Agreement supersedes any prior oral or written agreements or understandings between the Company or any affiliate of the Company and Employee. This Agreement shall not be assignable by one party without the prior written consent of the other party, except by the Company if it complies with Section 10 above. In the event one or more of the provision contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provision of this Agreement or any other application thereof shall not in any way be affected or impaired thereby. Section headings herein have no legal significance.

  15.Arbitration. Any legal dispute, controversy or claim related to this Agreement or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrators shall be final and binding upon the parties.

     The parties hereto agree that (i) three arbitrators shall be selected pursuant to the rules and procedures of the American Arbitration Association,
(ii) at least one arbitrator shall be a licensed attorney, (iii) the arbitrators shall have the power to award injunctive relief or to direct specific performance, (iv) the arbitrators will not have the authority to award punitive damages, (v) each of the parties shall bear its own attorneys' fees, costs and expenses and an equal share of the arbitrators' and administrative fees of arbitration, (vi) the arbitrators will not have the authority to award attorneys' fees other than to direct or confirm in the award that each party shall pay its own fees, and (vii) the arbitrators shall award to the prevailing party a sum equal to that party's share of the arbitrators' and administrative fees of arbitration.

     Nothing in this Section shall be construed as providing Employee a cause of action, remedy or procedure that Employee would not otherwise have under this Agreement or the law.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


          AMC ENTERTAINMENT INC.,
     a Delaware corporation


     By: /s/ Stanley H. Durwood

     Stanley H. Durwood, Co-Chairman of the
     Board and Chief Executive Officer

     AMERICAN MULTI-CINEMA, INC.,
     a Missouri corporation


     By: /s/ Stanley H. Durwood

     Stanley H. Durwood, Chairman of the Board and Chief Executive Officer


     /s/ Philip M. Singleton

     PHILIP M. SINGLETON, EMPLOYEE